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                                                                   EXHIBIT 2.5


               THIS AMENDMENT NO. 2 dated as of July 24, 1996 to the Agreement and Plan of Merger dated as of February 19, 1996, as amended by an Amendment No. 1 thereto dated as of March 27, 1996, among SIERRA ON-LINE, INC., a Delaware corporation (the "Company"), CUC INTERNATIONAL INC., a Delaware corporation ("Parent"), and LARRY ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H :
                              -------------------
               WHEREAS, effective on February 19, 1996, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger providing, among other things, for the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein;

               WHEREAS, the Company, Parent and Merger Sub entered into an Amendment No. 1, dated as of March 27, 1996, to the Agreement and Plan of Merger to make certain technical amendments to Section 1.10 of the Agreement and Plan of Merger (as so amended, the "Merger Agreement");

               WHEREAS, the Company, Parent and Merger Sub each desires to enter into this Amendment No. 2 to make certain additional technical amendments to Section 1.10 of the Merger Agreement; and

               WHEREAS, all capitalized terms used and not defined in this Amendment No. 2 have the respective meanings assigned to them in the Merger Agreement.

               NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto, intending to be legally bound, hereby agree as follows:

               1. Section 1.10(a) of the Merger Agreement is hereby amended by deleting the words: "same number of shares of Parent Common Stock (each, a "Parent Option") as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that the number of shares of Parent Comon Stock that may be purchased upon exercise of any such Parent Option shall not include any fractional share and, upon exercise of the Parent Option, a cash payment shall be made



























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     for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the NYSE.", appearing in the first sentence of such Section, and by substituting in lieu and stead thereof, the following:

               "number of shares of Parent Common Stock (a "Parent Option"), rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by 1.225, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by 1.225; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code".


               2. Except as otherwise modified by the provisions of this Amendment No. 2, the Merger Agreement shall remain, in all respects, in full force and effect.
















































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               IN WITNESSETH WHEREOF, each of the parties has caused this
     Amendment No. 2 to be duly executed on its behalf as of the date first above written.

                                   SIERRA ON-LINE, INC.



                              By:  /s/ Kenneth A. Williams
                                   ----------------------------------------
                                   Name:  Kenneth A. Williams
                                   Title: Chairman and Chief
                                          Operating Officer



                                   CUC INTERNATIONAL INC.



                              By:  /s/ E. Kirk Shelton
                                   ----------------------------------------
                                   Name:  E. Kirk Shelton
                                   Title: President



                                   LARRY ACQUISITION CORP.



                              By:  /s/ E. Kirk Shelton
                                   ----------------------------------------
                                   Name:  E. Kirk Shelton
                                   Title: President